Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (the “Plan”) is adopted as of February 20, 2008, by and between Global Traffic Network, Inc., a Delaware corporation (“Global Delaware”), and Global Traffic Network, Inc., a Nevada corporation and a wholly owned subsidiary of Global Delaware (“Global Nevada”).
     WHEREAS, Global Delaware is a corporation duly organized and existing under the laws of the State of Delaware;
     WHEREAS, Global Nevada is a corporation duly organized and existing under the laws of the State of Nevada;
     WHEREAS, on the date hereof, Global Delaware has authority to issue One Hundred Ten Million (110,000,000) shares of capital stock consisting of One Hundred Million (100,000,000) shares of common stock, $.001 par value per share (“Delaware Common Stock”), of which 18,045,000 shares of issued and outstanding, and Ten Million (10,000,000) shares of preferred stock, $.001 par value per share;
     WHEREAS, on the date hereof, Global Nevada has authority to issue One Hundred Ten Million (110,000,000) shares of capital stock consisting of One Hundred Million (100,000,000) shares of common stock, $.001 par value per share (“Nevada Common Stock”), and Ten Million (10,000,000) shares of preferred stock, $.001 par value per share;
     WHEREAS, on the date hereof, One (1) share of Nevada Common Stock is issued and outstanding and is owned by Global Delaware;
     WHEREAS, the respective boards of directors of Global Nevada and Global Delaware have determined that, for the purpose of effecting the reincorporation of Global Delaware in the State of Nevada, it is advisable and in the best interests of such corporations and their respective shareholders that Global Delaware merge with and into Global Nevada upon the terms and conditions herein provided;
     WHEREAS, the respective boards of directors of Global Nevada and Global Delaware have approved this Plan; and
     WHEREAS, the respective shareholders of Global Nevada and Global Delaware have approved this Plan.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Global Delaware and Global Nevada hereby agree to merge as follows:
     1. Merger. Subject to the terms and conditions hereinafter set forth, Global Delaware shall be merged with and into Global Nevada, with Global Nevada to be the surviving corporation in the merger (the “Merger”). The Merger shall be effective on the later of the date and time (the “Effective Time”) that a properly executed certificate of merger consistent with the terms of this Plan and Section 252 of the Delaware General Corporation Law (the “DGCL”) is

filed with the Secretary of State of Delaware or articles of merger are filed with the Secretary of the State of Nevada as required by Section 92A.200 of the Nevada Revised Statutes (the “NRS”).
     2. Principal Office of Global Nevada. The address of the principal office of Global Nevada is 252 School Street, Howard, Pennsylvania 16841, with a mailing address at P.O. Box 442, 252 School Street, Howard, Pennsylvania 16841.
     3. Corporate Documents. The Articles of Incorporation of Global Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of Global Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of Global Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of Global Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.
     4. Directors and Officers. The directors and officers of Global Delaware at the Effective Time shall be and become directors and officers, holding the same titles and positions, of Global Nevada at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of Global Nevada.
     5. Succession. At the Effective Time, Global Nevada shall succeed to Global Delaware in the manner of and as more fully set forth in Section 259 of the DGCL and in Section 92A.250 of the NRS.
     6. Further Assurances. From time to time, as and when required by Global Nevada or by its successors and assigns, there shall be executed and delivered on behalf of Global Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in Global Nevada the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of Global Delaware, and otherwise to carry out the purposes and intent of this Plan, and the officers and directors of Global Nevada are fully authorized in the name and on behalf of Global Delaware or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.
     7. Common Stock of Global Delaware. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Delaware Common Stock outstanding immediately prior thereto shall be changed and converted automatically into one fully paid and non-assessable share of Nevada Common Stock.
     8. Stock Certificates. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Delaware Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Nevada Common Stock into which the shares of the Delaware Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Global Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Global Nevada or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Delaware Common Stock evidenced by such outstanding certificate as above provided.
     9. Options; Warrants. Each option, warrant or other right to purchase shares of Delaware Common Stock, which are outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase one share of Nevada Common Stock at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase Delaware Common Stock.
     10. Common Stock of Global Nevada. At the Effective Time, the previously outstanding One (1) share of Nevada Common Stock registered in the name of Global Delaware shall, by reason of the Merger, be reacquired by Global Nevada, shall be retired and shall resume the status of authorized and unissued shares of Nevada Common Stock, and no shares of Nevada Common Stock or other securities of Global Nevada shall be issued in respect thereof.
     11. Amendment. The boards of directors of Global Delaware and Global Nevada may amend this Plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the sole shareholder of Global Nevada or the stockholders of Global Delaware shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the Delaware Common Stock, (ii) alter or change any term of the articles of incorporation of Global Nevada, as the surviving corporation to the Merger, or (iii) alter or change any of the terms and conditions of the Plan if such alteration or change would adversely affect the holders of Delaware Common Stock.
     12. Abandonment. At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either Global Delaware or Global Nevada or both, notwithstanding approval of this Plan by the sole shareholder of Global Nevada or the stockholders of Global Nevada, or both.
     13. Rights and Duties of Global Nevada. At the Effective Time and for all purposes the separate existence of Global Delaware shall cease and shall be merged with and into Global Nevada which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of Global Delaware; and all property (real, personal and mixed), all debts due on whatever account, all choses in action, and all and every other interest of or belonging to or due to Global Delaware shall continue and be taken and deemed to be transferred to and vested in Global Nevada without further act or deed; and the title to any real estate, or any interest therein, vested in Global Delaware shall not revert or be in any way impaired by reason of such Merger; and Global Nevada shall thenceforth be responsible and liable for all the liabilities and obligations of Global Delaware; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against Global Delaware may be prosecuted as if the Merger had not taken place, or Global Nevada may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of Global Delaware shall be impaired by the Merger. If at any time Global Nevada shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of Global Delaware in Global Nevada according to the terms hereof, the officers and directors of Global Nevada are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in Global Nevada, and otherwise to carry out the purposes of this Plan.
     14. Consent to Service of Process. Global Nevada hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Global Delaware, as well as for enforcement of any obligation of Global Nevada arising from the Merger. Global Nevada hereby irrevocably appoints the Secretary of State of the State of Delaware and the successors of such officer its attorney in the State of Delaware upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against Global Nevada any obligation of Global Delaware. In the event of such service upon the Secretary of State of the State of Delaware or the successors of such officer, such service shall be mailed to the principal office of Global Nevada at P.O. Box 442, 252 School Street, Howard, Pennsylvania 16841.
Signature Page Follows

     IN WITNESS WHEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the Boards of Directors of Global Delaware and Global Nevada, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

GLOBAL TRAFFIC NETWORK, INC.		GLOBAL TRAFFIC NETWORK, INC.
a Delaware corporation		a Nevada corporation

By:	/s/ Scott E. Cody Scott E. Cody, Chief Financial Officer and Chief Operating Officer	By:	/s/ Scott E. Cody Scott E. Cody, Treasurer

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